Exhibit 99.1

For Release Tuesday, May 1, 2007; 8:00 AM EDT

DANIEL J. MOORE APPOINTED PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF CYBERONICS

Former Boston Scientific Executive Brings Extensive Experience
in Sales, Marketing and Operations

HOUSTON, Texas, May 1, 2007 — Cyberonics, Inc. (NASDAQ:CYBX) today announced the appointment of Daniel J. Moore as President and Chief Executive Officer, effective May 1, 2007. Mr. Moore joins Cyberonics from Boston Scientific where, since 1989, he has held positions in sales, marketing and senior management in the United States and in Europe. Reese S. Terry, Jr., co-founder of Cyberonics and Interim Chief Executive Officer since November 2006, will remain on the Board of Directors. Mr. Moore has also been appointed to Cyberonics’ Board of Directors.

Mr. Moore has a long and successful track record of growing revenues and profitability, building effective global teams and introducing new products for market leadership. He recently assumed the position of President, International Distributor Management at Boston Scientific. Prior to that role, he held the position of President, Inter-Continental, the fourth largest business unit of Boston Scientific with more than 1,000 global employees and revenues exceeding $700 million. Mr. Moore previously held senior management positions at several Boston Scientific U.S. and International divisions. He led Inter-Continental marketing during the initial launch of the Taxus™ Drug Eluting Stent. Prior to joining Boston Scientific, Mr. Moore spent four years with Procter and Gamble. He received his Bachelor of Arts from Harvard University and a Masters of Business Administration with High Honors from Boston University.

“Dan is a proven leader with the right combination of sales, marketing and operations experience to lead Cyberonics,” commented Hugh M. Morrison, Chairman of the Board. “Dan understands the challenges we face and is uniquely qualified to lead the Company to achieve the objectives set out by the Board, specifically near-term positive cash flow and profitability, refocusing on epilepsy, realigning our spending in the depression market based on the current reimbursement environment and enhancing the Company’s reputation with all of our stakeholders. We are pleased to have someone of Dan’s caliber join Cyberonics at this important time.”

Mr. Moore said, “I am thrilled to be joining Cyberonics. I am confident that my previous professional experience has prepared me well to assume the leadership of this company. It is exciting to join an organization so focused on its mission to improve the lives of people touched by epilepsy, depression and other chronic disorders. While we face many challenges with regard to access for patients, I am confident that we will succeed in achieving our goals of creating value for Cyberonics shareholders, helping improve the lives of people suffering from the disorders treatable with VNS Therapy and building a company that Cyberonics employees and management will be proud to be part of.”

ABOUT VNS THERAPY AND CYBERONICS
Information on Cyberonics, Inc. and VNS Therapy™ is available at www.cyberonics.com and www.vnstherapy.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to Cyberonics (the “Company”) and assumptions that the Company believes to be reasonable. The Company is not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning near-term positive cash flow and profitability, refocusing our business on epilepsy, realigning our spending in the depression market based on the current reimbursement environment, enhancing the company’s reputation with all of our stakeholders, helping improve the lives of people suffering from the disorders treatable with VNS Therapy, and building a company that Company employees and management will be proud to be part of. The Company’s actual decisions, performance and results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of the Company’s product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the impact of restatement of the Company’s financial statements or other actions that might be taken or required as a result of such inquiries or the review by the Audit Committee of the Company’s Board of Directors of the Company’s stock option grants, procedures, and practices, including a default under credit facilities or debt instruments; the potential identification of new material weaknesses in the Company’s internal controls over financial reporting; risks and costs associated with such inquiries or review and any litigation relating thereto or to the Company’s stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation and other risks detailed from time to time in the Company’s filings with the SEC. For a detailed discussion of these and other cautionary statements, please refer to the Company’s most recent filings with the SEC, including its Form 10-K for the fiscal year ended April 28, 2006 and its Form 10-Q for the period ended January 26, 2007.

CONTACT INFORMATION

	Media Contact:	Investor Relations Contact:
Financial Media Contact:	—	—
—	Helen Shik, Vice President	Investor Relations
Eric Brielmann/Jeremy Jacobs	Schwartz Communications	Cyberonics, Inc.
Joele Frank, Wilkinson Brimmer Katcher	230 Third Avenue	100 Cyberonics Blvd.
140 East 45th Street, 37th Floor	Waltham, MA 02451	Houston, TX 77058
New York, NY 10017	Main: (781) 684-0770	Main: (281) 228-7262
Main: (212) 355-4449	Fax: (781) 684-6500	Fax: (281) 218-9332
Fax: (212) 355-4554	hshik@schwartz-pr.com	ir@cyberonics.com

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